UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2008

BLACKWATER MIDSTREAM CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-51403	26-2590455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 LaBauve Drive, Westwego, LA	70094
(Address of Principal Executive Offices)	(Zip Code)

(504) 340-3000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends Items 1.01, 2.01, 2.03 and 9.01 of the Current Report on Form 8-K filed by Blackwater Midstream Corp., (the “Company”) on December 31, 2008, reporting the completion of the Company’s acquisition and purchase of certain assets (the “Acquisition”) of NuStar Terminals Operations Partnership L.P. (“NuStar”) located in Westwego, LA and in connection with the closing of the Acquisition, loan agreements with JP Morgan Chase Bank, N.A. (“JPM”).  This amendment provides the audited historical financial statements of the terminal and property acquired under Items 1.01, 2.01, 2.03, 5.06 and 9.01 (a) and the pro forma financial information under Item 9.01 (b), which financial statements and information were not included in the Current Report on Form 8-K filed December 31, 2008.

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On December 23, 2008, Blackwater New Orleans, L.L.C. ("BNO"), a wholly-owned subsidiary of the Company, consummated the acquisition and purchase of certain assets of NuStar, located at the Port of New Orleans, Westwego, Louisiana, pursuant to that certain Asset Purchase Agreement, dated September 25, 2008 and amended October 31, 2008, by and between NuStar and BNO (the "Purchase Agreement"). The terms of the Purchase Agreement are described in the Company's Current Reports on Form 8-K filed with the Securities Exchange Commission on September 30, 2008 and October 31, 2008. A copy of the press release announcing the close of the Acquisition is included as an exhibit to this Current Report on Form 8-K.

In connection with the closing of the Acquisition, BNO entered into a loan agreement (the "Loan Agreement") with JPM in the principal amount of $2,500,000 (the "Loan Amount"), as well as a credit agreement. The Loan Amount bears interest at the annual rate of 1.5% above the Prime Rate, subject to certain minimum rate requirements. BNO will pay consecutive monthly installments of interest only, commencing January 31, 2009 and continuing on the last day of each calendar month thereafter. In addition, commencing April 30, 2009 and continuing on the last day of each calendar month thereafter, BNO will pay principal installments of $41,666.66. All unpaid principal and accrued and unpaid interest is finally due and payable on March 31, 2014. Copies of the Loan Agreement and credit agreement were included as exhibits to the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on December 31, 2008.

The Loan Agreement is secured by a mortgage on, among other things, BNO’s right, title and interest in the immovable property, buildings, structures, machinery, equipment and improvements on the premises located at 660 LaBauve Drive, Westwego, Jefferson Parish, Louisiana, as well as BNO’s deposit account at JPM, with a balance of approximately $451,000 at the close of the Acquisition. The Loan Agreement includes customary events of default, including, but not limited to, the failure of BNO to pay any principal or interest when due, the breach of any representation or warranty in any of JPM’s loan documents, or the insolvency or bankruptcy of BNO. Upon the occurrence of an event of default, the Loan Agreement will become due and payable automatically and without notice. Copies of the collateral mortgage and assignment of BNO’s JPM deposit account were each included as exhibits to the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on December 31, 2008.  Additionally, beginning March 31, 2010 the Company will not permit its Fixed Charge Coverage Ratio to be less than 1.20 to 1.00.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

The information included in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

ITEM 2.03 CREATION OF DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT,

The information included in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

DESCRIPTION OF THE BUSINESS

Background

Our corporate office is located at 660 LaBauve Drive; Westwego, Louisiana 70094. Our telephone number is (504) 340-3000.  The office of our registered agent is located at 3199 East Warm Springs Road, Suite 200, Las Vegas, Nevada 89120.

We were incorporated in the State of Nevada on March 23, 2004 under the name of Laycor Ventures Corp.  From our inception through June 2008, we were engaged in the acquisition and exploration of mining properties.  On March 8, 2008 we changed our name from Laycor Ventures Corp. to Blackwater Midstream Corp.  On March 21, 2008, a change in the ownership and management control of the Company occurred.  In June 2008, our board of directors determined not to pursue any further development, exploration or renewal of mining claims. As a result, in July 2008, our mining claims expired and were no longer an asset of the Company.  The decision to abandon the mining claims was based upon an independent geologist's report indicating that it was unlikely that the claims contained enough volume of mineralized materials to form an economic body of mineralization. The abandonment of the claims did not result in any further costs or obligations to the Company.

The Terminalling Business

Commencing in May 2008, we began appointing a new members to the board of directors, changed our business plan to become an independent developer of bulk liquid fuel and chemical storage terminals; and hired a new management team with knowledge and experience in the terminalling business.

Bulk liquid terminals store a range of products including crude oil, bunker fuel, gasoline, distillate, diesel, jet fuel, chemicals, agricultural products and biodiesel.  For example, on the refined product segment of oil, in the United States, approximately 300 million barrels of refined products, blendstock and intermediate products are stored within the refined product value chain in facilities located between refinery processing units and product tank trucks (out of an estimated 700 million total barrels of storage including crude oil and other liquid products). Refiner storage accounts for about 40 percent of total product inventory while refined product pipelines typically contain less than 20 percent. The remainder, accounting for approximately 100 million barrels of inventory, is stored in bulk storage terminals that provide facilities for aggregation, distribution, finished produce blending, imports offloading and pipeline staging.

The importance of bulk terminal facilities in the refined product segment supply chain has grown significantly over the past decade as the nation's product supply patterns have become increasingly more complex. The number of operating refineries in the U.S. has declined in the period, resulting in fewer refinery sites that produce higher volumes of more grades of finished and unfinished products. Bulk storage facilities have expanded to accommodate the growth in output from the surviving refineries, the increase in the complexity of finished product blending, and the staging flexibility required by refined product pipelines. In addition, the change in supply patterns, including the increase of Brazilian crude and the decreases in the availability of Venezuelan crude have driven the need for more storage and blending capacity. These services are essential in order to effect timely and efficient operation of the U.S.'s fuel distribution system.

Third-party terminalling businesses are generally independent operations that support many different commercial customers including refiners, blenders, traders and marketers. Income is derived from tank leasing, operational charges associated with blending services and throughput charges for receipt and delivery options. The primary strategic drivers of the business include location and connectivity to logistics infrastructure. Capital investment in terminalling assets is generally supported by long-term (five years or more) contracts with major oil and gas, chemical and agricultural companies.

Investments resulting in incremental expansion of existing capacity through tank additions and increased utilization of existing infrastructure such as docks, pipeline origin pumps, truck racks, etc. have been the focus of the industry over the past two decades. Over the past few years, the underlying infrastructure and in some cases the real estate associated with many bulk terminals has been exhausted. As such, industry fee structures have evolved with costs for additional capacity today increasing over historical levels to recoup the total cost for real estate, new tanks and the addition of related terminal infrastructure as well.

Investment in Safeland Storage, L.L.C.

On June 26, 2008, we purchased a seven percent (7%) interest in Safeland Storage, L.L.C. a Louisiana limited liability company ("Safeland"), represented by 70,000 Class A units for a purchase price of $1.5 million, pursuant to a Membership Interest Purchase Agreement with Safeland. Safeland is an unrelated party. Contemporaneously, therewith, on June 26, 2008, we entered into a Purchase and Sale Agreement (the "Purchase and Sale Agreement") for the purchase of 435 acres of land near the town of Garyville, Louisiana, located in St. John the Baptist Parish, from Safeland, for a purchase price of $20,500,000. The closing of the Purchase and Sale Agreement was to take place within 120 days from June 26, 2008.

In November 2008 it was evident to Blackwater management that due to the worldwide economic credit crisis we would be unable to secure debt financing and raise capital that the proposed development of the Garyville, LA terminal would require to be economically feasible.  The closing of the Purchase and Sale Agreement with Safeland did not take place.  The Company still maintains a 7% interest in Safeland.

Our Acquisition of the Storage Facility in Westwego, LA

On December 23, 2008, Blackwater New Orleans, LLC (“BNO”), a wholly-owned subsidiary of the Company, acquired from NuStar Terminals Operations Partnership L.P. (“NuStar”) certain assets of NuStar, including but not limited to, approximately 26.5 acres of land located at the Port of New Orleans, Westwego, Louisiana, including the 852,000 barrel bulk liquid storage facility and other improvements thereon, as well as certain licenses and permits to operate such facility (collectively, the “Storage Facility”). The Storage Facility was purchased by BNO “as-is”. The purchase price for the Storage Facility was $4,800,000, subject to certain adjustments for prepaid third-party fees, adjustment to inventory, and NuStar’s transaction-related expenses.

In connection with the closing of the Acquisition, BNO entered into the Loan Agreement with JPM in the principal amount of $2,500,000, as well as a credit agreement. The Loan Amount bears interest at the annual rate of 1.5% above the Prime Rate, subject to certain minimum rate requirements. BNO will pay consecutive monthly installments of interest only, commencing January 31, 2009 and continuing on the last day of each calendar month thereafter. In addition, commencing April 30, 2009 and continuing on the last day of each calendar month thereafter, BNO will pay principal installments of $41,666.66. All unpaid principal and accrued and unpaid interest is finally due and payable on March 31, 2014.

The Loan Agreement is secured by a mortgage on, among other things, BNO’s right, title and interest in the immovable property, buildings, structures, machinery, equipment and improvements on the premises located at 660 LaBauve Drive, Westwego, Jefferson Parish, Louisiana, as well as BNO’s deposit account at JPM, with a balance of approximately $451,000 at the close of the Acquisition.

Payment of the purchase price for the Storage Facility consisted of the Loan Amount and $2,300,000 of proceeds from a private placement in December 2008. The Company did not assume any contingent liabilities in the acquisition.

Significant Customers

On December 23, 2008 the customers utilizing approximately 50% of the storage capacity of the Westwego, LA terminal were Chevron Oronite Co. LLC, Merichem Chemicals, Occidental Chemical, and Peter Cremer GmbH.  The contracts associated with these customers transferred to the Company at the date of acquisition of the Westwego, LA terminal.

Growth of our Business

We are engaged in the business of third-party terminalling; specifically, bulk liquid storage at our Westwego, LA terminal.  The Westwego, LA terminal has 53 storage tanks available for leasing.  The tanks range in size from approximately a 5,000 barrel capacity to tanks with over a 100,000 barrel capacity.  Our operations support many different commercial customers including refiners, blenders, traders and marketers.  The diversity of our customer base, lends to the potential diversity of the products customers may want stored in our terminal.  The products will however generally fall into the three broad categories: petroleum, chemical and agricultural.

Our income is derived from tank leasing, operational charges associated with blending services, throughput charges for receipt and delivery options and other services requested by our customers.  The terms of our storage leasing contracts range from month-to-month to many years, with renewal options.

At our storage terminal in Westwego, LA, we generally receive our customer’s liquid product by river barge and unload it at our Mississippi River dock.  The product is transferred from barges to the leased storage tank via the terminal’s internal pipeline apparatus.  The customer’s product is removed from storage at our terminal by truck, railcar and/or by barge.  The length of time that the customer’s product is held in storage without transfer varies depending upon the customer’s needs.

As of the date of this Current Report on Form 8-K/A, we have leased approximately 437,000 barrels of storage, for a storage utilization rate of approximately 55%.  The products currently stored at the Storage Facility are lubricating oils, crude naphthenic acid and 50% diaphragm grade caustic and sulfuric acid.

Our current business model is to increase the utilization at the Westwego, LA terminal and to pursue the acquisition of other underachieving, underutilized storage terminals through asset purchases and management agreements. We believe the considerable experience of the Company's management team will be a key factor in transitioning underperforming terminals into viable profit centers. We expect these acquisitions to provide immediate accretive results to the Company's operations, and will also allow us to serve the specific storage needs of our customers at our various terminals.

Environmental

Under various federal, state and local laws, ordinances and regulations, we are considered to be an owner or operator of real property and may have to arrange for the disposal or treatment of hazardous or toxic substances. As a result, we could become liable for the costs of removal or remediation of certain hazardous substances released on or near our property. We could also be liable for other costs that relate to hazardous or toxic substances, including governmental fines and injuries to persons and property. Many of the chemicals and fuels we store are considered to be hazardous materials. Inadvertent releases or spills can subject us to costly remediation expenses and/or fines.

On February 9, 2009 our storage tank, labeled Tank 4701 with a leasable capacity of approximately 47,000 barrels, developed a minor leak during the initial introduction of our customer’s product (sulfuric acid) into the tank.  Terminal staff detected the leakage in its early stages, which was successfully being contained in the designed earthen berm area.  Terminal staff and management immediately contacted and apprised all required federal, state and local authorities and agencies of the situation.  Additionally, terminal staff began remediation and cleanup efforts and activated expert environmental cleanup companies.  One of the efforts to minimize the leakage was to transfer the product into an adjacent storage tank, #9901, leasable capacity of approximately 100,000 barrels.  This tank also seemed to be experiencing a possible leakage, so the product was transferred into rented barges specifically designed for the product.

During the event we worked closely with all agencies and subcontractors and were successful in stopping and containing the leakage.  To our knowledge there have been no reported injuries among staff, management, subcontractors, agency staff, nor the community.

We have been working closely with our insurance companies, their representatives, our industry experts and our customer to determine the cause of the tank failures and in making necessary repairs to the tanks.  We have adequate insurance coverage for pollution, property, general liability and umbrella.  We believe our out-of-pocket expenses may be limited to our insurance deductible amounts of $25,000 and $250,000 for property and pollution, respectively.

Competition

The fuel and chemical storage business is highly competitive. We expect the competitive environment to continue in the future. We face competition from a number of existing storage facilities. We believe that with relatively strong financial performance of fuel and related industries, this industry will continue to attract new competitors and encourage existing competitors to increase their involvement.

Some of our competitors include  Kinder Morgan  and International Matex Tank Terminals.  Many of our current and potential competitors have longer operating histories, better brand recognition and significantly greater financial, technical and marketing resources than we do. Many of these competitors may have well-established relationships with customers and other key partners and can devote substantially more resources to marketing and sales. As a result, they may be able to secure customers on more favorable terms. Larger competitors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for customers may increase. This will result in reduced prices and increased cost of sales. Our profitability may be reduced and investors may experience a lower return on their investment. .  We believe we offer prospective customers flexibility with their storage needs, due to current access capacity at the Storage Terminal and our ability to also offer them competitive long-term contract rates.  Additionally, the Storage Terminal site offers storage tank expansion potential, which can be custom designed

Government Approvals and Regulation

We are required to maintain and currently hold approvals and permits from federal, state and local regulatory agencies for air quality and water discharge, as well as standard local occupational licenses.

Employees

We have ten full-time employees and zero part-time employees.  The positions held are Chief Executive Officer, Chief Operations Officer, Chief Commercial Officer, Chief Financial Officer, Assistant Terminal Operator, Operators, Maintenance, and Accounting Clerks.

Research and Development

The Company has not spent any funds during each of its last two fiscal years on research or development.

Intellectual Property

The Company does not hold, nor has it applied for, any patents, trademarks, licenses, franchises or concessions, nor is the Company a party to any royalty agreements or labor contracts.

RISK FACTORS

We Have Prepared Our Consolidated Financial Statements Assuming We Will Continue As A Going Concern.

We may be forced to curtail or discontinue operations if we are unable to obtain, on commercially acceptable terms, additional sources of capital that we may require from time to time in the future to finance our operations and growth.

We may require additional capital to finance future terminal acquisitions, finance existing working capital requirements, and fund future operations.  We are unable to provide any assurance or guarantee that additional capital will be available when needed by us, or that such capital will be available under terms acceptable to us or on a timely basis. This limitation could harm substantially our business, results of operations and financial condition.

Our Success Depends On The Viability Of Our Business Model, Which Is Unproven And May Be Unfeasible.

Our business model of acquiring and purchasing underachieving storage terminals and management agreements, by which we intend to earn revenue and income is new and unproven.  We have not yet commenced any new asset purchase agreements.  Our activities to date have been primarily, selecting management, developing a business strategy, completing the asset purchase agreement for the Westwego, LA terminal, identifying and meeting with prospective customers for the Westwego, LA terminal, and identifying other acquisition possibilities.  Our business model is based on a variety of assumptions relating to our ability to acquire fuel storage terminals, the revenue and cost assumptions for owned and potential acquirable terminals, and our operating costs and expenses.  These assumptions may not reflect the business and market conditions that we actually face.  As a result, our operating results could differ materially from those projected under our business model, and our business model may prove to be less profitable than we anticipate.

We expect to experience significant losses.

While we continue to pursue the acquisition of other terminals, our current operations consists of the Westwego, LA terminal.  During this period, we expect to incur consolidated operating and net losses.  We intend to increase our operating expenses substantially as we acquire real property and operating terminals and continue to build our management team and corporate infrastructure.  Because our expenditures will continue to grow before we receive any significant revenue from these efforts, our losses will be substantial. In addition, we may find that these efforts are more costly than we currently anticipate which would further increase our losses. We are unable to provide any assurance or guarantee that we will become profitable or generate positive operating cash flows at any time in the future.

We must accomplish a number of critical business objectives to be successful.

In order to succeed, we must do most, if not all, of the following:

•	raise additional corporate equity and/or debt to have sufficient funds to acquire terminals;
•	attract, integrate, retain and motivate qualified management and technical personnel;
•	attract long-term customers;
•	respond appropriately and timely to competitive developments; and
•	develop, enhance, promote and carefully manage our corporate identity.

Our business will suffer if we are unable to accomplish all of these and other important business objectives.

We May Be Unable To Compete Successfully Against Existing And Future Competitors, Which Could Harm Our Margins And Our Business.

The fuel and chemical storage business is highly competitive. We expect the competitive environment to continue in the future. We face competition from a number of existing storage facilities. We believe that with relatively strong financial performance of fuel and related industries, this industry will continue to attract new competitors and encourage existing competitors to increase their involvement.

We can provide no assurance that we will be able to compete successfully against current or potential competitors. Many of our current and potential competitors have longer operating histories, better brand recognition and significantly greater financial, technical and marketing resources than we do. Many of these competitors may have well-established relationships with customers and other key partners and can devote substantially more resources to marketing and sales. As a result, they may be able to secure customers on more favorable terms. Larger competitors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for customers may increase. This will result in reduced prices and increased cost of sales. Our profitability may be reduced and investors may experience a lower return on their investment.

Our inability to retain our executive officers and other key personnel may harm our business and impede the implementation of our business strategy.

Our future success depends to a significant degree on the skills, experience and efforts of our key management personnel. Our principal managers are Michael D. Suder-Chief Executive Officer, Dale T. Chatagnier-Chief Operations Officer, and Francis Marrocco-Chief Commercial Officer. We have executed five-year employment agreements with each of them and have granted them substantial equity incentives to remain with the Company. However, we cannot guarantee that they will remain employees. The loss of their services could negatively impact our business and operations. In addition, we have not obtained key person life insurance on any of our key employees as of the date of this memorandum. If any of our executive officers or key employees left, died or was seriously injured and unable to work and we were unable to find a qualified replacement and/or to obtain adequate compensation for such loss, we may be unable to manage our business, which could harm our operating results and financial condition. However, we believe that qualified replacement personnel could be found to continue to execute the business plan.

The economic performance and value of our terminal depends on many factors beyond our control.

The economic performance and value of our terminal can be affected by many factors, including the following:

•	reduced demand for fuel or chemical storage;
•	economic downturns and recessions;
•	declines in revenue due to loss of customers or reduced volume;
•	reduced demand in the surrounding geographic regions due to local economic conditions;
•	construction of competitive properties nearby and competition from other available facilities;
•	increased operating costs and expenses; and
•	availability of long term financing at reasonable rates.

Our terminal is subject to environmental laws and environmental risks.

Under various federal, state and local laws, ordinances and regulations, we are considered to be an owner or operator of real property and may have to arrange for the disposal or treatment of hazardous or toxic substances. As a result, we could become liable for the costs of removal or remediation of certain hazardous substances released on or near our property. We could also be liable for other costs that relate to hazardous or toxic substances, including governmental fines and injuries to persons and property. Many of the chemicals and fuels we store are considered to be hazardous materials. Inadvertent releases or spills can subject us to costly remediation expenses and/or fines.

Because we do not intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our shares of common stock. We intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors the Board of Directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities and other financing arrangements. It is likely that the debt financing arrangements we put into place in connection will prohibit us from declaring or paying dividends without the consent of our lenders. Accordingly, realization of a gain on stockholders' investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value.

Our securities are quoted on the over-the-counter market, which may limit the liquidity and price of our securities more than if the securities were quoted or listed on an exchange.

Our securities are quoted on the Over-the-Counter Market, a FINRA-sponsored and operated inter-dealer automated quotation system. Quotation of our securities on the Over-the-Counter Market will limit the liquidity and price of our securities more than if the securities were quoted or listed on an exchange.

Because the Company’s Common Stock is Considered a Penny Stock, it is Covered by  Section Rule 15(g) Of The Securities Exchange Act Of 1934

The Company's shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect the ability of our stockholders to sell our common stock in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF THE STORAGE FACILITY IN WESTWEGO, LA

RESULTS OF OPERATIONS

The following discussion of the results of operations and financial condition should be read in conjunction with the carve-out financial statements of NuStar Terminals Operations Partnership L.P.’s Storage Facility in Westwego, LA and the notes thereto included elsewhere in this report.

This section of this report includes a number of forward-looking statements that reflect Blackwater Midstream Corp.'s (the "Company") current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: "believe," "expect," "estimate," "anticipate," "intend," "project" and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Period From January 1, 2008 Through December 22, 2008 and the Year Ended December 31, 2007.

The following table sets forth, for the periods indicated, certain operating information expressed:

WESTWEGO, LA STORAGE FACILITY
STATEMENTS OF OPERATIONS

	For the Period January 1, through December 22, 2008	For the Year Ended December 31, 2007
Revenues	$2,297,166	$2,620,940

Costs and expenses:
Operating expenses	1,701,701	2,067,024
Depreciation expense	101,007	110,240
General and administrative expenses	202,922	243,279
Total costs and expenses	2,005,630	2,420,543

Operating income	291,536	200,397
Other income	-	5,229,891

Net income	$291,536	$5,430,288

Revenue.  Operating revenue at the Westwego, LA terminal for the year ended December 31, 2007 was $2,620,940 and for the period of January 1, 2008 through December 22, 2008 (the date the terminal was purchased by the Company) was $2,297,166.  This represents a decrease in total operating revenue of $323,774 or approximately 12%.  Included in this amount is a 35% decrease, or approximately $130,000, in operating revenues invoiced to customers for ancillary charges.  The remainder of the decrease in operating revenues is due to the loss of customer contracts not renewed.

In addition, the 2008 period represented a partial year and revenue totaling $45,269 was generated during the period from December 23, 2008 (date of acquisition) through December 31, 2008.

Other income. Other income was reported for the year ended December 31, 2007 in the amount of $5,229,891 representing proceeds received in excess of the previously recorded amount expected from a legal settlement pertaining to damages to our ship dock that occurred in January 2005.

Operating, depreciation, general and administrative expenses. Total operating, depreciation and general and administrative expenses at the Westwego, LA terminal for the year ended December 31, 2007 were $2,420,543 and for the period of January 1, 2008 through December 22, 2008 were $2,005,630.  This represents a decrease in total expenses of $414,913 or 17%.   The period to period total operating expenses when compared to the period to period revenues decreased about 5%.

Operating expenses decreased from the year ended December 31, 2007 period to the period of January 1, 2008 through December 22, 2008 by $365,323, or approximately 18%.  This was due mainly to the decrease in “reimbursable expenses” or, in other words, expenses that when incurred are chargeable to our customer; and a nonrecurring charge of approximately $74,000 that was expensed in 2007.  Additionally, most expense categories experienced a decrease.  However, labor related expenses, which make up the largest portion of operating expenses, did experience an increase of more than $37,000, or a 4% increase, between the 2007 and 2008 periods.

Depreciation expenses decreased slightly but maintained their approximate 5% of revenues relationship for both periods.  General and administrative expenses also decreased slightly and also maintained their 9% of revenues relationship for both periods.

WESTWEGO, LA STORAGE FACILITY
STATEMENTS OF CASH FLOWS

	For the Period January 1, through December 22, 2008	For the Year Ended December 31, 2007
Cash Flows from Operating Activities:
Net income	$291,536	$5,430,288
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	101,007	110,240
Changes in current assets and liabilities:
Decrease in accounts receivable	7,654	434,750
Decrease in other receivable	-	3,508,145
Increase (decrease) in accounts payable and
accrued expenses	11,000	(874,000)
Net cash provided by operating activities	411,197	8,609,423

Cash Flows from Financing Activities:
Net cash repayments to parent	(411,197)	(8,609,423)
Net cash used in financing activities	(411,197)	(8,609,423)

Net increase (decrease) in cash	-	-
Cash as of the beginning of period	-	-
Cash as of the end of period	$-	$-

WESTWEGO, LA STORAGE FACILITY

STATEMENTS OF NET PARENT INVESTMENT

Amount
Balance as of January 1, 2007	$5,886,981
Net income	5,430,288
Net cash repayments to parent	(8,609,423)
Balance as of December 31, 2007	2,707,846
Net income	291,536
Net cash repayments to parent	(411,197)
Balance as of December 22, 2008	$2,588,185

Liquidity And Capital Resources

During the period ending December 31, 2007 and the period January 1, 2008 through December 22, 2008 cash flows from operations contributed $411,197 and $8,609,423, respectively.  During 2008, the Company received $8,738,041 of proceeds related to a legal settlement, of which $3,508,150 had been recorded as a receivable when the assets were originally purchased by NuStar.  Cash proceeds of $8,609,423 for the year ended December 31, 2007 and cash proceeds of $411,197 for the period January 1, 2008 to December 22, 2008 were remitted to the parent company of the former owner of the Storage Facility.

Off Balance-Sheet Arrangements

We did not have any off-balance sheet arrangements during 2008 or 2007.

Contractual Obligations

As a smaller reporting company, we are not required to provide information typically disclosed under this item.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF BLACKWATER MIDSTREAM CORP.

The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the notes thereto included elsewhere in this report.

This section of this report includes a number of forward-looking statements that reflect Blackwater Midstream Corp.'s (the "Company") current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: "believe," "expect," "estimate," "anticipate," "intend," "project" and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Results of Operations for the Quarter Ended September 30, 2008

The following table sets forth, for the periods indicated, certain operating information expressed as a percentage of revenue:

SIX MONTHS ENDED SEPTEMBER 30, 2008
COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 2007

	SIX MONTHS ENDED SEPT 30,
	2008	2007
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues	$0	$0
Costs and Expenses:
Costs of revenues	0	0
Research and development	0	0
Selling, general and administrative	1,709,914	99
Total costs and expenses	1,709,914	99
Operating loss	(1,709,914)	(99)
Interest expense	0	0
Interest and dividend income	5,507	592
Other income, net	0	0
Equity in loss of affiliates	0	0
Net (Loss) Gain from Continuing Operations	$(1,704,407)	$493
Loss from Discontinued Operations	$(1,000)	$(5,956)
Net Loss	$(1,705,407)	$(5,463)

Revenues. As we were in the development stage of our business plan at September 30, 2008 and had no operating businesses, we  had no revenues nor any operating expenses for the six months ended September 30, 2008 or the six months ended September 30, 2007.

Other Income. Other income was $5,507 in the six months ended September 30, 2008 compared to $592 in the six months ended September 30, 2007. Other income for both periods is from interest generated from bank accounts.

Selling, General And Administrative Expenses. Selling, general and administrative expenses from continuing operations were $1,709,914 in the six months ended September 30, 2008 compared to $99 in the six months ended September 30, 2007. This increase was attributable to the Company implementing its new terminal development business plan; including the hiring of members of its new management team in May and June 2008, working with professional service providers, travel and marketing-related expenses, and establishing its administrative office in Garyville, Louisiana. Compensation to members of the management team and office staff during the six months ended September 30, 2008 was $1,011,906 or 59% of total SG&A. Professional fees for legal, securities, consulting, audit and Board of Directors services during the six months ended September 30, 2008 amounted to $565,973 or 33% of SG&A expenses. Travel and sales related expenses was $43,600 for the six months ended September 30, 2008 or about 2.5% of total SG&A expenses. Office and administrative related expenses totaled $78,500 or about 4.5% of total SG&A expenses.

Liquidity And Capital Resources

On June 26, 2008, we purchased a seven percent (7%) interest in Safeland Storage, L.L.C., a Louisiana limited liability company ("Safeland"), represented by 70,000 Class A units for a purchase price of $1.5 million, pursuant to a Membership Interest Purchase Agreement with Safeland. Safeland is an unrelated party. Contemporaneously therewith, on June 26, 2008, we entered into a Purchase and Sale Agreement (the "Purchase and Sale Agreement") with Safeland and its wholly-owned subsidiary, Future Energy Investments LLC, for the purchase of 435 acres of land located in Garyville, LA, in St. John the Baptist Parish, Louisiana, for a purchase price of $20,500,000. The transaction did not close on October 24, 2008, as required by the terms of the Purchase and Sale Agreement. The Company, Safeland and Future Energy Investments LLC have agreed not to extend the closing date of the Purchase and Sale Agreement and the Company will not pursue the purchase or development of this property.

Beginning on June 4, 2008, we entered into certain subscription agreements (collectively, the "August 2008 Purchase Agreement") with certain investors (the "August Investors") for the sale of an aggregate of 2,500,000 shares of our common stock, par value $.001 per share, at a purchase price of $2.00 per share (the "August 2008 Offering"). Each August 2008 Purchase Agreement sets forth certain rights and obligations of the parties, as well as customary representations and warranties by the Company and the Investors. As of August 13, 2008, the Company had consummated transactions resulting in the aggregate sale of 2,092,500 shares for gross proceeds of $4,185,000. In connection with the August 2008 Offering, the Company engaged Falcon International Consulting Limited to act as placement agent. Falcon International received a fee of $418,500, or 10% of the gross proceeds of the August 2008 Offering, and 83,700 restricted shares of the Company's common stock, which were issued to affiliates of Falcon Capital as per Falcon Capital’s request.

As of September 30, 2008, our total assets were $2,958,139 and our total liabilities were $47,278. We had cash and cash equivalents of $1,077,178.

At September 30, 2008, we had working capital of $1,105,185 compared to a working capital of $19,082 as of September 30, 2007.

We have no long-term debt.

Off Balance-Sheet Arrangements

None.

PRO FORMA STATEMENTS

Results of Operations–Pro Forma Statements

BLACKWATER MIDSTREAM CORP.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2008
Historical

	Blackwater Midstream Corp.	Westwego, LA Terminal	Pro Forma Adjustments (1)		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,008,443	$–	$(2,401,555	)(1)	$606,888
Prepaid expenses and other current assets	$68,526	$14,228	$(14,228	)(4)	$68,526
Total current assets	$3,076,969	$14,228	$(2,415,783)		$675,414

Investment in Safeland Storage, LLC	$1,500,000	$–	$–		$1,500,000
Property, plant and equipment, net	$111,690	$2,623,957	$2,277,598	(3)	$5,013,245
Construction in progress	$135,880	$–	$–		$135,880
	$1,747,570	$2,623,957	$2,277,598		$6,649,125

TOTAL ASSETS	$4,824,539	$2,638,185	$(138,185)		$7,324,539

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$356,881	$50,000	$(50,000	)(4)	$356,881
Short-term debt — related parties	$225,000	$–	$–		$225,000
Current portion of long-term debt	$–	$–	$375,000	(1)	$375,000
Total current liabilities	$581,881	$50,000	$325,000		$956,881
Long-term debt	$–	$–	$2,125,000	(1)	$2,125,000
TOTAL LIABILITIES	$581,881	$50,000	$2,450,000		$3,081,881
STOCKHOLDERS’ EQUITY (DEFICIT)
Net Parent Investment	$0	$2,588,185	$(2,588,185	)(2)	$0
Common Stock, $0.001 par value	$44,504	$–	$–		$44,504
Additional paid-in capital	$6,996,726	$–	$–		$6,996,726
Accumulated deficit	$(2,798,572)	$–	$–		$(2,798,572)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	$4,242,658	$2,588,185	$(2,588,185)		$4,242,658
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$4,824,539	$2,638,185	$(138,185)		$7,324,539

Notes to unaudited pro forma consolidated financial statements

NOTE 1 — Basis of Presentation

The unaudited pro forma consolidated balance sheet as of December 31, 2008 was based on the unaudited consolidated balance sheet of Blackwater Midstream Corp. as of December 31, 2008 and the audited balance sheet of the Westwego, LA Terminal as of December 22, 2008 combined with pro forma adjustments to give effect to the Westwego acquisition as if it occurred on December 31, 2008.

The unaudited pro forma consolidated statement of operations for the nine months ended December 31, 2008 was based on the unaudited consolidated statement of operations of Blackwater Midstream Corp. for the nine months ended December 31, 2008 and the unaudited statement of operations of the Westwego, LA Terminal for the nine months ended December 22, 2008, together with pro forma adjustments to give effect to the acquisition as if it occurred on April 1, 2008.

The unaudited pro forma consolidated statement of operations for the year ended March 31, 2008 was based on the audited consolidated statement of operations of Blackwater Midstream Corp. for the year ended March 31, 2008 and the unaudited statement of operations of the Westwego, LA Terminal for the year ended March 31, 2008, together with pro forma adjustments to give effect to the acquisition as if it occurred on April 1, 2007.

These unaudited pro forma consolidated financial statements are provided for illustrative purposes and do not purport to represent what the Company’s results of operations or financial position would have been if such transactions had occurred on the above mentioned dates. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition. These unaudited pro forma consolidated financial statements should be read in conjunction with Blackwater Midstream Corp.’s Annual Report on Form 10-KSB for the year ended March 31, 2008 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

NOTE 2 — Acquisition of Westwego

The purchase price, the purchase price allocation (which is not completely finalized) and financing of the transaction are summarized as follows:

Cost of the acquisition:
Cash paid from proceeds of debt	$2,500,000
Cash paid from cash on hand	2,300,000
Cash paid for other acquisition costs	101,555
$4,901,555
Allocation of the purchase price:
Land	$1,309,127
Buildings and warehouses	243,826
Storage Tanks	2,218,854
Dock facilities	974,736
Other terminal assets and improvements	126,767
Air and water permit	28,245
$4,901,555

NOTE 3 — Pro Forma Adjustments

(1)  To record the debt incurred and cash used related to the purchase of the Westwego storage facility.

(2)  To record the parent equity of NuStar

(3)  To record the Westwego assets acquired.

(4)  Other adjustments.

BLACKWATER MIDSTREAM CORP.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Historical
	Blackwater Midstream Corp.	Westwego, LA Terminal
	Nine Months Ended December 31, 2008	Nine Months Ended December 22, 2008	Pro Forma Adjustments		Pro Forma
REVENUE:	$45,269	$1,717,297	$-		$1,762,566
				(1)
Cost of revenue	(12,989)	(1,258,900)	(172,952)	(2)	(1,444,841)
GROSS PROFIT (Loss)	32,280	458,397	(172,952)		317,725

OTHER OPERATING EXPENSES:
Selling, general and administrative	2,671,339	152,095	0		2,823,434
Depreciation	9,540	75,755	147,935	(3)	233,230
Total other operating expenses	2,680,879	227,850	147,935		3,056,664

Profit (Loss) from operations	(2,648,599)	230,547	(320,887)		(2,738,939)

Interest income	8,072	0	0		8,072
Interest expense	0	0	0		0

Net loss from continuing operations	(2,640,527)	230,547	(320,887)		(2,730,867)

Loss from discontinued operations	0	0	0		0

Net loss	$(2,640,527)	$230,547	$(320,887)		$(2,730,867)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED:
Net Loss	$(0.09)		$(0.01)		$(0.10)

Weighted average number of shares
outstanding: basic and diluted	27,901,275		27,901,275		27,901,275

Notes to unaudited pro forma consolidated financial statements:

(1)  To record additional insurance expense of $167,423, related to ownership of the newly acquired terminal.  Insurance expense was adjusted by $167,423 to reflect the Company’s increased cost of insurance at the Westwego, LA terminal over the amount of $38,590 recorded by the Predecessor for the nine months ended December 31, 2008, and $7,652 the Company had already recorded.  This increase is mainly due to the Predecessor being self-insured to a greater level than the Company and the Predecessor’s ability to obtain reduced insurance premium rates because of it corporate size and insurance volume.  The Company’s annual terminal related insurance is approximately $285,000, for coverage of property, pollution, general liability, umbrella, and auto.

(2)  To record additional depreciation expense of $147,935, related to the step-up in property, plant and equipment.  Depreciation expense was increased by $147,935 to reflect the step-up in the value of property, plant and equipment due to the amount the Company actually paid for the acquisition of the Westwego, LA terminal assets and different values of the estimated life of the assets.  The Company’s monthly depreciation expense is approximately $25,348; whereas the Predecessor’s monthly depreciation expense was approximately $8,417.  The company had already recorded $4,443 in depreciation expense during this period.

BLACKWATER MIDSTREAM CORP.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATONS

	Historical
	Blackwater Midstream Corp.	Westwego, LA Terminal
	Twelve Months Ended March 31, 2008	Twelve Months Ended March 31, 2008	Pro Forma Adjustments		Pro Forma

REVENUE:	$-	$2,448,714	$-		$2,448,714
				(1)
Cost of revenue	0	(1,751,138)	(220,599)	(2)	(1,971,737)
GROSS PROFIT (Loss)	0	697,576	(220,599)		476,977

OTHER OPERATING EXPENSES:
Selling, general and administrative	27,881	233,149	0		261,030
Depreciation	0	107,932	196,246	(3)	304,177
Total other operating expenses	27,881	341,080	196,246		565,207

Profit (Loss) from operations	(27,881)	356,496	(416,845)		(88,230)

Interest income	866	0	0		866
Interest expense	0	0	0		0

Net loss from continuing operations	(27,015)	356,496	(416,845)		(87,364)

Loss from discontinued operations	0	0	0		0

Net loss	$(27,015)	$356,496	$(416,845)		$(87,364)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED:
Net Loss	$(0.00)		$(0.04)		$(0.01)

Weighted average number of shares
outstanding: basic and diluted	10,250,330		10,250,330		10,250,330

Notes to unaudited pro forma consolidated financial statements

(1) To record additional insurance expense of $255,301.05, related to ownership of the newly acquired terminal.  Insurance expense was adjusted by $255,301 to reflect the Company’s increased cost of insurance at the Westwego, LA terminal over the amount of $29,586 recorded by the Predecessor for the twelve months ended March 31, 2008.  This increase is mainly due to the Predecessor being self-insured to a greater level than the Company and the Predecessor’s ability to obtain reduced insurance premium rates because of it corporate size and insurance volume.  The Company’s annual terminal related insurance is approximately $285,000, for coverage of property, pollution, general liability, umbrella, and auto.

(2) To record reduction in other adjustments of $34,702, that would not have been paid.  The Predecessor paid a terminal bonus of $34,702 during the twelve months ended March 31, 2008.  This amount was reduced from the Company’s pro forma expense adjustment, as it would not have made a similar terminal bonus payment.

(3) To record additional depreciation expense of $196,245.56, related to the step-up in property, plant, and equipment.  Depreciation expense was increased by $196,246 to reflect the step-up in the value of property, plant and equipment due to the amount the Company actually paid for the acquisition of the Westwego, LA terminal assets and different values of the estimated life of the assets.  The Company’s monthly depreciation expense is approximately $25,348; whereas the Predecessor’s monthly depreciation expense for this time period was approximately $8,994.

DESCRIPTION OF PROPERTY

The Storage Facility in Westwego, Louisiana

On December 23, 2008, BNO acquired the Storage Facility from NuStar that included approximately 26.5 acres of land located at the Port of New Orleans, Westwego, Louisiana, and the 852,000 barrel chemical storage facility and other improvements thereon. The Storage Facility was purchased by BNO "as-is".  The Storage Facility is subject to a mortgage held by JPM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2009, certain information as to the stock ownership of (i) each person known by the Company to own beneficially more than five percent of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers, and (iv) the Company’s executive officers and directors as a group.  Except otherwise set forth in the notes to the table, the business address of each shareholder is c/o the Company, 660 LaBauve Drive, Westwego, Louisiana 70094.  Information provided as to 5% shareholders other than our employees or management is based solely on forms 13D or 13G filed with the Securities and Exchange Commission.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage Ownership
Michael D. Suder	3,539,570	(2)	6.71%
Donald St.Pierre	650,000		1.25%
Dale T. Chatagnier	1,371,863		2.64%
Francis (Frank) Marrocco	1,355,863		2.61%
Mathijs van Houweninge	1,112,727	(3)	2.11%
Christopher A. Wilson	825,882	(4)	1.57%
Herbert N. Whitney	705,882	(5)	1.34%
All executive officers and directors as a group (7 persons)	9,561,787		17.42%

(1)  Beneficial ownership is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2009 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 51,993,024 shares of Common Stock outstanding as of April 1, 2009.

(2) Includes (i) 2,833,688 shares of common stock and (ii) options to purchase 705,882 shares of common stock that were approved by the Board of Directors in December 2008 as director compensation and issued as of April 1, 2009.

(3)  Includes (i) 406,845 shares of common stock and (ii) options to purchase 705,882 shares of common stock that were approved by the Board of Directors in December 2008 as director compensation and issued as of April 1, 2009.

(4)  Includes (i) 100,000 shares of common stock, (ii) options to purchase 20,000 shares of common stock and (iii) options to purchase 705,882 shares of common stock that were approved by the Board of Directors in December 2008 as director compensation and issued as of April 1, 2009.

(5)  Includes options to purchase 705,882 shares of common stock that were approved by the Board of Directors in December 2008 as director compensation and issued as of April 1, 2009.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following sets forth the names and ages of our executive officers, their respective positions and offices, and their respective principal occupations or brief employment history.

Name	Age	Office
Michael D. Suder	54	President and Chief Executive Officer and Director
Dale T. Chatagnier	47	Chief Operating Officer and Secretary
Francis Marrocco	47	Chief Commercial Officer
Donald St.Pierre	52	Chief Financial Officer
Christopher Wilson	49	Director
Herbert N. Whitney	69	Director
Mathijs van Houweninge	42	Director

Michael D. Suder.  Mr. Suder has been the Chief Executive Office and a director of the Company since May 7, 2008, and our President since August 18, 2008. From September 2005 through 2007, Mr. Suder was the director of new business development for LBC Tank Terminals. Prior to that time, from 2001 through 2005, Mr. Suder was the general manager of Kinder Morgan Energy Partners LP's lower Mississippi River region. Prior to his tenure with Kinder Morgan, Mr. Suder was the President/COO of Delta Terminal Services, Harvey, Louisiana from 1995 through December 2000. Mr. Suder holds a B.A. degree from George Washington University in Washington, D.C.

Dale T. Chatagnier.  Mr. Chatagnier joined the Company in May 2008 as our Chief Operating Officer and became our Secretary on August 18, 2008. Prior to joining the Company, Mr. Chatagnier served as the Vice President of Engineering and Operations for North American Terminal Services from 2003 to 2008.  From 2001 to 2003, Mr. Chatagnier was the Director of Operations and Engineering for Kinder Morgan in Harvey, LA.  From 1995 to 2001 Mr. Chatagnier served as the Vice President of Facility Development and Engineering at Westway Terminals Co., where he was responsible for the development of liquid storage facilities.  Mr. Chatagnier earned a BS in Mechanical Engineering from Louisiana State University in Baton Rouge, LA.

Frank Marrocco.   Mr. Marrocco has been our Chief Commercial Officer since May 2008. At Kinder Morgan Terminals, from 2000 to 2008, Mr. Marrocco held the position of Northeast Regional Vice President managing all New York Harbor Operations and Business Development.  Prior to Kinder Morgan, Mr. Marrocco was responsible for commercial development at Delta Terminal Services in Harvey, Louisiana.  Mr. Marrocco has earned an Associate’s Degree from Thomas Edison State College in New Jersey.

Donald St.Pierre.  Mr. St.Pierre joined the Company in June 2008 as Vice President of Finance and became our Chief Financial Officer on August 18, 2008.  Prior to employment with Blackwater Midstream Corp., Mr. St.Pierre held the position of Comptroller with Beverly Industries, LLC, in Westwego, Louisiana from January 2003 through June 2008. Beverly Industries, LLC and its associated companies are engaged in civil construction, trucking, and river aggregate sales. Mr. St.Pierre prepared in-house financial statements and managed contract administration, banking, insurance, IT and office administration. Mr. St. Pierre graduated from Nicholls State University in 1978, earning a BS degree in Marketing and Management and completed postgraduate business classes at the University of New Orleans. Mr. St.Pierre is also the owner of a retail and e-commerce business located in New Orleans.

Christopher A. Wilson.  Mr. Wilson has been a director of the Company since May 5, 2008, and he served as our, Chief Financial Officer, Secretary and President from May 5, 2008 through August 18, 2008.  He is currently a partner in the law firm of Wilson, Haglund & Paulsen, P.C., a general corporate and securities practice firm he founded in 2003, which is located in Irvine, California. Prior to that time, since 2001, Mr. Wilson was general counsel for Stagecoach Properties Co. LLC., a real estate development firm in Newport Beach, California. From 1999 to 2001, Mr. Wilson was a partner in the Orange County corporate department of the law firm of Pillsbury Winthrop LLP, located in Costa Mesa, California. From August 1991 to 1999 Mr. Wilson was a founding partner in the securities boutique firm of Jeffers, Wilson, Shaff & Falk LLP. From 1987 to 1991 Mr. Wilson was an associate attorney at the law firm of O'Melveny & Myers in its Los Angeles Capital Markets Group. Mr. Wilson obtained his B.A. degree in International Relations with minors in French and economics from Brigham Young University in 1985. Mr. Wilson obtained his Juris Doctorate degree magna cum laude and Order of the Coif from Brigham Young University in 1987, where he was also the executive editor of the BYU Law Review.

Herbert N. Whitney.  Mr. Whitney was appointed as a director of the Company on May 29, 2008. From 1966 through 2006, Mr. Whitney was with CITGO Petroleum Corporation ("CITGO") in positions of increasing general management responsibility. From 2004 through 2006, Mr. Whitney was the General Manager of CITGO's Marine Transportation and Logistics Division. From 2002 through 2004, Mr. Whitney was the General Manager of CITGO's Supply Planning and Administration Division. From 1998 to 2002, Mr. Whitney was the General Manager of CITGO's Product Supply, Distribution, Trading and Commercial/Aviation Sales division. From 1993 through 1998, Mr. Whitney was the General Manager of CITGO's Operations and Crude Oil Supply division. From 1985 through 1998, Mr. Whitney was the President of CITGO Pipeline Company. Mr. Whitney served on the Board of Directors of Colonial Pipeline Company from 1987 until 2006, and was Chairman of the Board of Colonial from 1996 through 2003. Currently Mr. Whitney is the owner and President of Wildcat Consulting, LLC based in Houston, Texas and is employed by Lazarus Energy, LLC, a Houston based private company, assisting them in starting up several small shut down refineries in Texas and Louisiana.  Mr. Whitney holds a B.S. degree in Civil Engineering from Kansas State University.

Mathijs van Houweninge.  Mr. van Houweninge has served a director of the Company since August 12, 2008.  He served as partner of Falcon Capital, LLP ("Falcon"), a Venture Capital firm based in London, from May through December 2008, where he is now an advisor. In 1990, Mr. Houweninge started iEffective, a Netherlands-based software company specializing in consultancy and software development for the financial industry which was sold in 2000. He also serves on the board of directors of SkyPostal, Inc., Cybercity, Inc. IonIP bv, and a school in Utrecht in the Netherlands. Mr. van Houweninge studied Computer Science at Utrecht University in the Netherlands during the 1990's, specializing in artificial intelligence. Falcon has served as placement agent of the Company in two rounds of capital raises in 2008.

Family Relationships

There are no family relationships existing amongst officers, director or employees.

The Board and Board Committees

Board of Directors.  The Board of Directors met six times during the fiscal year ended March 31, 2009.  Each director is expected to participate, either in person or via teleconference, in meetings of our Board of Directors and meetings of committees of our Board of Directors in which each director is a member, and to spend the time necessary to properly discharge such director’s respective duties and responsibilities. During the fiscal year ended March 31, 2009, each incumbent director attended at least 75% of the total number of meetings of our Board of Directors and meetings of committees of our Board of Directors of which they are a member.  We do not have a written policy with regard to Board members’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the annual meeting.

Our Board of Directors has determined that Herbert. N. Whitney meets the independence requirements and standards currently established by the Nasdaq Stock Exchange and applicable Securities and Exchange Commission (“SEC”) regulations.

Nominating Committee.  We do not have a separately designated Nominating Committee as our entire Board of Directors participates in the identification and consideration of qualified individuals to become director candidates.  The Board of Directors will consider director candidates recommended by security holders.  Potential nominees to the Board of Directors are required to have such experience in business or financial matters as would make such nominee an asset to the Board of Directors and may, under certain circumstances, be required to be “independent”, as such term is defined in the Nasdaq Stock Exchange Rules and applicable Securities and Exchange Commission (“SEC”) regulations.  Security holders wishing to submit the name of a person as a potential nominee to the Board of Directors must send the name, address, and a brief (no more than 500 words) biographical description of such potential nominee to the Board of Directors at the following address: Board of Directors, c/o Blackwater Midstream Corp., 660 LaBauve Drive, Westwego, Louisiana 70094.  Potential director nominees will be evaluated by personal interview, such interview to be conducted by one or more members of the Board of Directors, and/or any other method the Board of Directors deems appropriate, which may, but need not include a questionnaire.  The Board of Directors may solicit or receive information concerning potential nominees from any source it deems appropriate.  The Board of Directors need not engage in an evaluation process unless (i) there is a vacancy on the Board of Directors, (ii) a director is not standing for re-election, or (iii) the Board of Directors does not intend to recommend the nomination of a sitting director for re-election.  A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee.

Audit Committee.  We have a separately-designated Audit Committee (which is formed in compliance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”).  However, our Audit Committee consists of Mathijs van Houweninge, Christopher A. Wilson and Herbert N. Whitney, of which only Herbert N. Whitney meets the independence requirements and standards currently established by the Nasdaq Stock Exchange and the SEC. No member of the Board of Directors qualifies as an “audit committee financial expert.”  The board does not believe that any of our present directors has the qualifications or experience to be considered a financial expert; however, the members of the Board of Directors individually and collectively have vast educational and business financial experience and training.  At this time no qualified candidates have been identified and there can be no assurance that we can attract and retain an independent director to act as our qualified financial expert.  A copy of the Audit Committee charter is available on our internet website at www.blackwatermidstream.com/investors/proxy.

The Audit Committee assists the Board by overseeing the performance of the independent auditors and the quality and integrity of Blackwater’s internal accounting, auditing and financial reporting practices. The Audit Committee is responsible for retaining (subject to stockholder ratification) and, as necessary, terminating, the independent auditors, annually reviews the qualifications, performance and independence of the independent auditors and the audit plan, fees and audit results, and pre-approves audit and non-audit services to be performed by the auditors and related fees. The Audit Committee operates under a written charter, a copy of which is attached to this proxy statement.  During the fiscal year ending March 31, 2009, the Audit Committee met one time.

Compensation Committee.  We do not have a separately-designated Compensation Committee as each member of our Board of Directors participates in making recommendations to the Board of Directors concerning salaries and incentive compensation for our officers and employees, and our entire Board of Directors administers the Blackwater Midstream 2008 Incentive Plan.

Disclosure Committee.  We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of our financial reports. A copy of the Disclosure Committee charter is available on our internet website at www.blackwatermidstream.com/investors/proxy.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, our three other most highly compensated executive officers during the last two completed fiscal years and during the fiscal year ended March 31, 2009, and other persons who acted as Chief Executive Officer during the fiscal year ended March 31, 2009, but were not employed by us at year end.

Name and Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)		Total Compensation ($)
Michael D. Suder, President and Chief Executive Officer (2)(3)	2008	275,000		1,454,730	0			149,000	(4)	1,878,730
Robert Wayne Morgan, Chairman of the Board, Chief Executive Officer, President, Secretary, Treasurer	2008	0	0	0	0	0	0	0		0
and Chief Financial Officer (5)	2007	0	0	0	0	0	0	0		0
Christopher A. Wilson, Chairman of the Board, Chief Executive Officer, President, Secretary, Treasurer and Chief Financial Officer (6)	2008	0	0	200,000	40,000	0	0	150,000	(7)	390,000
Donald St.Pierre, Chief Financial Officer (8)(9)	2008	79,167	0	98,500						177,667
Dale T. Chatagnier, Chief Operating Officer and Secretary (2)(10)	2008	206,250	0	534,350						740,600
Frank Marrocco, Chief Commercial Officer (8)(11)	2008	197,917	0	674,952						872,869

(1)    No bonuses were paid to our named executive officers during or the fiscal years ended March 31, 2007, 2008 or 2009.

(2)    Employment began May 2008.

(3)    Includes (i) 480,690 shares of restricted common stock granted on May 7, 2008 at $2.00 per share and which vest on January 1, 2010, only if Mr. Suder is employed by the us on such date; (ii) 1,321,898 shares of restricted common stock granted on January 1, 2009, valued at $0.29 per share as of such date; and (iii) 1,000,000 shares of restricted common stock granted on March 2, 2009, valued at $0.11 per share as of such date.  The shares referenced in items “ii” and “iii”, immediately preceding, vest according to the following schedule: (a) 33.3% on January 1, 2010; and (b) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if Mr. Suder is employed by the Company on such dates, respectively.

(4)    Includes $29,000 in compensation paid to Mr. Suder for his services as a member of the Board of Directors as well as stock options to purchase 705,882 shares of common stock, valued at $120,000 as of April 1, 2009, the date of the award, for such services.

(5)    Mr. Morgan resigned from all director and officer positions in May 2008.

(6)    Mr. Wilson served in such positions from May through August 2008.  He remains a member of the Board of Directors. On May 7, 2008 the Board of Directors granted Mr. Wilson (i) 20,000 shares of nonqualified common stock options with an exercise price per share of $2.00 per share, and (ii) 100,000 shares of restricted common stock at $2.00 per share.  “All Other Compensation” does not include an aggregate of $17,889 paid to the law firm of Wilson, Haglund & Paulson, PC for legal services rendered during the fiscal year.  Mr. Wilson is a partner in Wilson, Haglund & Paulson, PC.

(7)    Includes $30,000 in compensation paid to Mr. Wilson for his services as a member of the Board of Directors as well as stock options to purchase 705,882 shares of common stock, valued at $120,000 as of April 1, 2009, the date of the award, for such services.

(8)    Employment began June 2008.

(9)    Includes (i) 150,000 shares of restricted common stock granted on January 1, 2009, valued at $0.29 per share as of such date; and (ii) 500,000 shares of restricted common stock granted on March 2, 2009, valued at $0.11 per share as of such date.  Each such grant vests according to the following schedule: (i) 33.3% on January 1, 2010; and (ii) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if Mr. St.Pierre is employed by us on such dates, respectively.

(10)   Includes (i) 120,173 shares of restricted common stock granted on May 14, 2008, valued at $2.60 per share on such date and which vest on January 1, 2010, only if Mr. Chatagnier is employed by us on such date; (ii) 480,690 shares of restricted common stock granted on January 1, 2009, valued at $0.29 per share as of such date; and (iii)750,000 shares of restricted common stock granted on March 2, 2009, valued at $0.11 per share on such date.  The shares referenced in items “ii” and “iii”, immediately preceding, vest according to the following schedule: (a) 33.3% on January 1, 2010; and (b) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if Mr. Chatagnier is employed by the Company on such dates, respectively.

(11)   Includes (i) 120,173 shares of restricted common stock granted on June 1, 2008, valued at $3.77 per share as of such date and which vest on January 1, 2010 if Mr. Marrocco is employed by us on such date; (ii) 480,690 shares of restricted common stock granted on January 1, 2009, valued at $0.29 per share as of such date; (iii) and 750,000 shares of restricted common stock granted on March 2, 2009, valued at $0.11 per share as of such date.  The shares referenced in items “ii” and “iii”, immediately preceding, vest according to the following schedule: (a) 33.3% on January 1, 2010; and (b) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if Mr. Marrocco is employed by the Company on such dates, respectively..

For a description of the material terms of employment agreements with our named executive officers, see “Executive Compensation—Employment Agreements.”

Outstanding Equity Awards at Fiscal Year Ended March 31, 2009

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of March 31, 2009.

		Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher A. Wilson	20,000	0	0		$2.00	5/7/2018	0	0	0		120,000
	0	0	705,882	(1)	$0.17	4/1/2019
Robert Wayne Morgan	0	0	0		0	0	0	0	0		0
Michael D. Suder	0	0	705,882	(1)	$0.17	4/1/2019	0	0	2,802,588	(2)	1,574,730
Donald St.Pierre	0	0	0		0	0	0	0	650,000	(3)	98,500
Dale T. Chatagnier	0	0	0		0	0	0	0	1,350,863	(4)	534,350
Frank Marrocco	0	0	0		0	0	0	0	1,350,863	(5)	674,952

(1)    Such options are fully vested and are exercisable at $0.17 per share, the closing price of the common stock on April 1, 2009, the date that such options were issued.  Messrs. Suder and Wilson received compensation as directors as well as for their services as executive officers of the Company during the fiscal year ending March 31, 2009.

(2)    Includes (i) 480,690 shares of restricted common stock granted on May 7, 2008 at $2.00 per share and which vest on January 1, 2010, only if Mr. Suder is employed by the us on such date; (ii) 1,321,898 shares of restricted common stock granted on January 1, 2009, valued at $0.29 per share as of such date; and (iii) 1,000,000 shares of restricted common stock granted on March 2, 2009, valued at $0.11 per share as of such date.  The shares referenced in items “ii” and “iii”, immediately preceding, vest according to the following schedule: (a) 33.3% on January 1, 2010; and (b) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if Mr. Suder is employed by the Company on such dates, respectively.

(3)    Includes (i) 150,000 shares of restricted common stock granted on January 1, 2009, valued at $0.29 per share as of such date; and (ii) 500,000 shares of restricted common stock granted on March 2, 2009, valued at $0.11 per share as of such date.  Each such grant vests according to the following schedule: (i) 33.3% on January 1, 2010; and (ii) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if Mr. St.Pierre is employed by us on such dates, respectively.

(4)    Includes (i) 120,173 shares of restricted common stock granted on May 14, 2008, valued at $2.60 per share on such date and which vest on January 1, 2010, only if Mr. Chatagnier is employed by us on such date; (ii) 480,690 shares of restricted common stock granted on January 1, 2009, valued at $0.29 per share as of such date; and (iii) 750,000 shares of restricted common stock granted on March 2, 2009, valued at $0.11 per share on such date.  The shares referenced in items “ii” and “iii”, immediately preceding, vest according to the following schedule: (a) 33.3% on January 1, 2010; and (b) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if Mr. Chatagnier is employed by the Company on such dates, respectively.

(5)    Includes (i) 120,173 shares of restricted common stock granted on June 1, 2008, valued at $3.77 per share as of such date and which vest on January 1, 2010 if Mr. Marrocco is employed by us on such date; (ii) 480,690 shares of restricted common stock granted on January 1, 2009, valued at $0.29 per share as of such date; (iii) and 750,000 shares of restricted common stock granted on March 2, 2009, valued at $0.11 per share as of such date.  The shares referenced in items “ii” and “iii”, immediately preceding, vest according to the following schedule: (a) 33.3% on January 1, 2010; and (b) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if Mr. Marrocco is employed by the Company on such dates, respectively.

Employee Benefits Plans

Pension Benefits

We do not sponsor any qualified or non-qualified pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans. We sponsor a tax qualified defined contribution 401(k) plan in which all eligible executive officers and employees may participate.

Employment Agreements

Employment Agreement with Michael D. Suder

We are a party to an employment agreement with Michael D. Suder, our Chief Executive Officer and President, which expires April 30, 2013.  The agreement provides for a base annual salary of $300,000 and allows Mr. Suder to participate in any of the Company’s executive benefit plans.  Pursuant to the agreement, Mr. Suder was entitled to 480,690 shares of the Company’s common stock at a purchase price of $.001 per share.  Pursuant to the agreement, the Company granted Mr. Suder common stock purchase options to acquire 1,321,898 shares of the Company’s common stock at an exercise price of $2.00 per share.  In December 2008, Mr. Suder voluntarily cancelled the 1,321,898 common stock purchase options acquired pursuant to the agreement and received 1,321,898 shares of common stock from the Board at no additional consideration.

Mr. Suder’s employment agreement may be terminated, with or without cause (as defined in the agreement). If we terminate the employment agreement for cause or on account of death or disability or if Mr. Suder terminates the agreement for any reason, Mr. Suder is entitled to no further compensation or benefits other than those earned through the date of termination, provided, however, that if we terminate the employment agreement on account of death or disability, Mr. Suder’s heirs shall be entitled to continue to participate in any executive benefit plan, to the extent provided in such plan or as may be required by law.  If we terminate the agreement for any reason other than for cause, death or disability, (i) we will provide severance of continued payment of cash compensation at a rate of Mr. Suder’s then current base annual salary for a period equal to the lesser of the balance of the term of the agreement or 6 months, (ii) we will provide Mr. Suder and his spouse and dependents, if any, with medical benefits comparable to such benefits received prior to termination, for up to 12 months, or the cash equivalent of such benefits; and (iii) all securities issued to Mr. Suder that remain subject to vesting shall immediately vest and become exercisable for a period of up to 12 months.

The Company has agreed to indemnify Mr. Suder against all claims, losses and expenses sustained by him as a result of any action taken by him in good faith and furtherance of the Company’s business and within the scope of Mr. Suder’s duties and authority, in connection with any and all claims by stockholders or third parties which are based on such actions.

Employment Agreement with Dale T. Chatagnier

We are a party to an employment agreement with Dale T. Chatagnier, our Chief Operating Officer, which expires in May 13, 2013, and automatically renews for successive periods of one year after May 13, 2013, unless either party gives notice to the other party that such party desires to terminate the agreement.  The agreement provides for a base annual salary of $225,000 and allows Mr. Chatagnier to participate in any of the Company’s executive benefit plans.  Pursuant to the agreement, Mr. Chatagnier was entitled to purchase 120,173 shares of the Company’s common stock, pursuant to the 2008 Plan, at a purchase price of $.001 per share.  Pursuant to the agreement, the Company granted Mr. Chatagnier 480,690 common stock purchase options at an exercise price of $2.60 per share.  In December 2008, Mr. Chatagnier voluntarily cancelled his common stock purchase options acquired pursuant to the agreement and received 480,690 shares of common stock from the Board at no additional consideration.

Mr. Chatagnier’s employment agreement may be terminated, with or without cause (as defined in the agreement). If we terminate the employment agreement for cause or on account of death or disability or if Mr. Chatagnier terminates the agreement for any reason, Mr. Chatagnier is entitled to no further compensation or benefits other than those earned through the date of termination, provided, however, that if we terminate the employment agreement on account of death or disability, Mr. Chatagnier’s heirs shall be entitled to continue to participate in any executive benefit plan, to the extent provided in such plan or as may be required by law.  If we terminate the agreement for any reason other than for cause, death or disability, (i) we will provide severance of continued payment of cash compensation at a rate of Mr. Chatagnier’s then current base annual salary for a period equal to the lesser of the balance of the term of the agreement or 6 months, (ii) we will provide Mr. Chatagnier and his spouse and dependents, if any, with medical benefits comparable to such benefits received prior to termination, for up to 12 months, or the cash equivalent of such benefits; and (iii) all securities issued to Mr. Chatagnier that remain subject to vesting shall immediately vest and become exercisable for a period of up to 12 months.

The Company has agreed to indemnify Mr. Chatagnier against all claims, losses and expenses sustained by him as a result of any action taken by him in good faith and furtherance of the Company’s business and within the scope of Mr. Chatagnier’s duties and authority, in connection with any and all claims by stockholders or third parties which are based on such actions.

Employment Agreement with Frank Marrocco

We are a party to an employment agreement with Frank Marrocco, our Chief Commercial Officer, which expires in May 13, 2013, and automatically renews for successive periods of one year after May 13, 2013, unless either party gives notice to the other party that such party desires to terminate the agreement.  The agreement provides for a base annual salary of $237,500 and allows Mr. Marrocco to participate in any of the Company’s executive benefit plans. Pursuant to the agreement, Mr. Marrocco was entitled to purchase 120,173 shares of the Company’s common stock, pursuant to the 2008 Plan, at a purchase price of $.001 per share.  Pursuant to the agreement, the Company granted Mr. Marrocco 480,690 common stock purchase options at an exercise price of $3.77 per share.   In December 2008, Mr. Marrocco voluntarily cancelled his common stock purchase options acquired pursuant to the agreement and received 480,690 shares of common stock from the Board at no additional consideration.

Mr. Marrocco’s employment agreement may be terminated, with or without cause (as defined in the agreement). If we terminate the employment agreement for cause or on account of death or disability or if Mr. Marrocco terminates the agreement for any reason, Mr. Marrocco is entitled to no further compensation or benefits other than those earned through the date of termination, provided, however, that if we terminate the employment agreement on account of death or disability, Mr. Marrocco’s heirs shall be entitled to continue to participate in any executive benefit plan, to the extent provided in such plan or as may be required by law. If we terminate the agreement for any reason other than for cause, death or disability, (i) we will provide severance of continued payment of cash compensation at a rate of Mr. Marrocco’s then current base annual salary for a period equal to the lesser of the balance of the term of the agreement or 6 months, (ii) we will provide Mr. Marrocco and his spouse and dependents, if any, with medical benefits comparable to such benefits received prior to termination, for up to 12 months, or the cash equivalent of such benefits; and (iii) all securities issued to Mr. Marrocco that remain subject to vesting shall immediately vest and become exercisable for a period of up to 12 months.

The Company has agreed to indemnify Mr. Marrocco against all claims, losses and expenses sustained by him as a result of any action taken by him in good faith and furtherance of the Company’s business and within the scope of Mr. Marrocco’s duties and authority, in connection with any and all claims by stockholders or third parties which are based on such actions.

Services Agreement with Christopher A. Wilson

From May through August 2008 we were party to a management services agreement with Christopher A. Wilson, our former Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board.  Mr. Wilson and the Company mutually agreed to terminate the agreement upon Mr. Wilson’s resignation from his officer positions in the Company and the appointment of Mr. Suder, St.Pierre and Chatagnier to those positions, respectively.  The agreement provided for a monthly fee of $2,500 for services rendered to the Company, with Mr. Wilson receiving an hourly fee of $350 for each hour devoted to the Company’s business beyond 10 hours per month. Pursuant to the agreement, Mr. Wilson received 100,000 shares of common stock of the Company and was eligible to participate in any of the Company’s executive benefit plans.

The Company has agreed to indemnify and hold Mr. Wilson harmless from and against all liability, demands, claims, actions, losses, interest, costs of defense and expenses (including reasonable attorney’s’ fees) which arise out of or in connection with the services agreement and the performance of his duties thereunder, other than for acts or omissions that are the result of willful misconduct or gross negligence.

Potential Payments Upon Termination or Change in Control

Assuming the employment of our named executive officers were to be terminated without cause, each as of March 31, 2009, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

Cash Severance
Michael D. Suder	Up to $150,000
Dale T. Chatagnier	Up to $112,500
Frank Marrocco	Up to $118,750

We are obligated to pay Mr. Suder this sum if he resigns for good reason. We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause, or in the event of death or disability, other than the payment of accrued but unpaid annual salary and vacation time, reimbursement of business expenses.  If employment is terminated by reason of death or disability, the heirs of the deceased shall, in certain circumstances, be entitled to continue to participate in certain employee benefits plans.  A change in control does not affect the amount or timing of these cash severance payments.

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of March 31, 2009, the following individuals would be entitled to accelerated vesting of their outstanding stock options and grants described in the table below:

Name	Value of Equity Awards: Termination Without Cause or For Good Reason (1)	Value of Equity Awards: In Connection With a Change in Control
Michael D. Suder	$561,355 (2)	$561,355 (2)
Dale T. Chatagnier	$216,138 (3)	$216,138 (3)
Frank Marrocco	$216,138 (3)	$216,138 (3)

(1)    The market price of our common stock on the OTCBB on March 31, 2009 was $0.16 per share

(2)    Includes 2,802,588 shares of restricted common stock and 705,882 common stock purchase options.

(3)    Includes 1,350,863 shares of restricted common stock.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In December 2008, we borrowed $125,000 and $100,000 from Ter Mast Beheer Utrecht, B.V. and Isaac Suder, respectively, and recorded the receipt of these funds as a current liability; in advance of agreeing to loan terms and security agreements. In January 2009 we borrowed $75,000 from No Logo Air, Inc. and recorded the receipt of these funds as a current liability. On January 20, 2009, we entered into a loan and security agreement, effective January 1, 2009, with each of Ter Mast Beheer Utrecht, B.V., No Logo Air, Inc. and Isaac Suder, in the principal amount of $125,000, $75,000 and $100,000, respectively (collectively, the “Related Party Loans”). Ter Mast Beheer Utrecht, B.V. and No Logo Air, Inc. are each owned and controlled by Mathijs van Houweninge, a director of BWMS. Isaac Suder is the father of Michael Suder, a director of BWMS and its President and Chief Executive Officer. Collectively, Ter Mast Beheer Utrecht, B.V., No Logo Air, Inc. and Isaac Suder are hereinafter referred to as the “Creditors.”

The Related Party Loans accrue interest at the annual rate of 12%, with interest only payments for the first three months, payable on the last day of each of January, February and March 2009, followed by fifteen monthly installments of principal and interest in the amount of $9,015.47, $5,409.28 and $7,212.38 to Ter Mast Beheer Utrecht B.V., No Logo Air, Inc. and Isaac Suder, respectively, commencing on April 30, 2009 and continue through maturity. All unpaid principal and accrued and unpaid interest on the Related Party Loans is finally due and payable on June 30, 2010.

If any amount due and owing pursuant to the Related Party Loans is not promptly paid when due, then all installments payable thereon shall, at the option of the respective Creditor, immediately mature, and become due and owing.  The Related Party Loans are secured by a security interest on our interest in our wholly owned subsidiary, Blackwater New Orleans, LLC (“BNO”), including, but not necessarily limited to, all distributions, rents, fruits, profits, revenues, and other interests, however produced or derived from such interest (collectively, the “Collateral”).

Additionally, the Company and the Creditors entered into an Intercreditor agreement, whereby the Creditors agreed that in the event of foreclosure on the Collateral, each Creditor ranks pari passu (proportionally; at an equal pace; without preference) as amongst themselves.

On January 28, 2009, member of the Board of Directors of the Company, Mathijs van Houweninge, was issued 406,845 restricted common shares of the Company at the direction of Falcon Consulting Limited, of which Mr. Houweninge is an advisor.  Such shares represent a portion of the fees due and owing Falcon International Consulting Limited in consideration for placement agent services rendered to the Company.

Former officer of the Company and current member of the Board of Directors of the Company, Christopher Wilson, is a partner in the law firm of Wilson, Haglund & Paulson, PC, which received payment for legal services rendered to the Company in the amounts of $6,596.50, $5,728.84 and $5,563.67 in May, June and July 2008, respectively.

The Company does not currently have a procedure for the review, approval or ratification of any related party transaction.

CORPORATE GOVERNANCE

Please reference the discussion about our Board of Directors and various committees in this Current Report on Form 8-K in the section titled “Directors, Executive Officers, Promoters and Control Persons.”

Code Of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer (our principal executive officer and principal financial and accounting officer, respectively). Our code of ethics is designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. Copies of our Code of Business Conduct and Ethics may be obtained, free of charge, by sending a request in writing to: Michael D. Suder, 660 LaBauve Drive, Westwego, LA 70094.

LEGAL PROCEEDINGS

We are not presently a party to any litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares are traded on the Over-the-Counter Bulletin Board under the symbol "BWMS."  The Company is authorized to issue 200,000,000 shares of common stock and 20,000,000 of preferred shares. As of April 1, 2009 51,993,024 shares of common stock had been issued and was outstanding and zero shares of preferred shares had been issued.  As of April 1, 2009 there are approximately 117 record holders of our common stock.

The following table sets forth the range of high and low closing bid prices for the common stock for the fiscal quarters. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

FISCAL QUARTER	HIGH BID	LOW BID
2009
Fourth Quarter 1-1-09 to 3-31-09	$ 0.30	$ 0.15
Third Quarter 10-1-08 to 12-31-08	$ 1.28	$ 0.19
Second Quarter 7-1-08 to 9-31-08	$ 4.50	$ 0.45
First Quarter 4-1-08 to 6-30-08	$ 4.42	$ 1.00
2008
Fourth Quarter 1-1-08 to 3-31-08	$ 2.00	$ 0.15
Third Quarter 10-1-07 to 12-31-07	$ 0.50	$ 0.22
Second Quarter 7-1-07 to 9-31-07	$ 0.70	$ 0.03
First Quarter 4-1-07 to 6-29-07	$ 1.76	$ 0.53
2007
Fourth Quarter 1-1-07 to 3-31-07	$ 1.75	$ 0.55
Third Quarter 10-1-06 to 12-31-06	$ 1.15	$ 0.75
Second Quarter 7-1-06 to 9-31-06	$ 2.75	$ 0.37
First Quarter 4-1-06 to 6-30-06	$ 0.70	$ 0.47

Dividends

On January 28, 2008, we declared a stock dividend of two shares of common stock for each share outstanding. As a result, the number of outstanding shares increased from 8,011,500 to 24,034,500. We have not declared any cash dividends, nor do we intend to do so. Additionally, our loan agreements with JPM restrict our ability to make dividend distributions.   Our dividend policy will be bases on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Equity Compensation Plan Information

The Board of Directors approved the Blackwater Midstream Corp. 2008 Incentive Plan on May 7, 2008.  The Blackwater Midstream Corp. 2008 Incentive Plan was amended by our Board of Directors in February 2008 to allow for a maximum of 2.5 million shares of common stock to be issued to any single individual employee within any calendar year.  The Blackwater Midstream Corp. 2008 Incentive Plan was again amended on April 14, 2009 to increase the number of shares available for issuance pursuant to it from the greater of: (i) (a) 15% of the number of issued and outstanding shares of common stock as of the first day of the then-current fiscal quarter of the Company, or (b) 5,000,000 shares, to (ii) (x) 17.5% of the number of issued and outstanding shares of common stock as of the first day of the then-current fiscal quarter of the Company, or (y) 5,000,000 shares.  We refer to the Blackwater Midstream Corp. 2008 Incentive Plan, as amended, as the “2008 Plan” At our annual meeting of stockholders on April 22, 2009, holders of our common stock as of March 26, 2009 will vote on whether to approve the 2008 Plan.

The affirmative vote of persons holding at least a majority of the common stock present in person or by proxy at the Annual Meeting, to be held on April 22, 2009, and entitled to vote on the matter is required to approve and ratify the 2008 Plan.  The following table provides information with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance, as of April 1, 2009.

Plan Category	No. of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	--	--	--
Equity compensation plans not approved by security holders	2,843,528
Total	2,843,528

The Blackwater Midstream Corp. 2008 Incentive Plan

Pursuant to the 2008 Plan, that number of shares that equals the greater of 17.5% of the number of issued and outstanding shares of common stock of the Company as of the first day of the then-current fiscal quarter of the Company, or 5,000,000 shares of common stock are authorized for issuance to employees, officers, directors, consultants, and advisers.  A maximum of 2.5 million shares of common stock to be issued to any single individual employee within any calendar year. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2008 Plan.

Administration. The 2008 Incentive Plan may be administered by a committee, which is appointed by our board of directors, and which consists of not less than two directors, each of whom (i) fulfills the "non-employee director" requirements of Rule 16b-3 under the Securities Exchange Act of 1934,(ii) is certified by the Board as an independent director and (iii) fulfills the "outside director" requirements of Section 162(m) of the Code. If no qualified committee has been appointed, the board of directors administers the plan.

The committee is authorized to, among other things, select grantees under the amended and restated plan and determine the size, duration and type, as well as terms and conditions (which need not be identical) of each incentive award. The committee also construes and interprets the amended and restated plan and any related incentive agreements. All determinations and decisions of the committee are final, conclusive and binding on all parties. We have agreed to indemnify members of the committee against any damage, loss, liability, cost or expenses arising in connection with any claim, action, suit or proceeding by reason of any action taken or failure to act under the amended and restated plan (including such indemnification for a person's own sole concurrent negligence or strict liability), except for any such act or omission constituting willful misconduct or gross negligence.

Eligibility. Our employees, consultants, and outside directors are eligible to participate in the amended and restated plan as determined by the committee.  Currently, there are 13 employees and directors who would be entitled to receive stock options and/or restricted shares under the 2008 Plan.  Future new hires and additional consultants would be eligible to participate in the 2008 Plan as well.  The number of stock options and/or restricted shares to be granted to executives and directors cannot be determined at this time as the grant of stock options and/or restricted shares is dependent upon various factors such as hiring requirements and job performance.

Stock Options. Options granted under the 2008 Plan may be either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Internal Revenue Code (the “Code”), or “nonqualified stock options” (“NQSOs”).  Options may be granted on such terms and conditions as the Committee may determine; provided, however, that the exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and the term of the option my not exceed 10 years (110% of such value and 5 years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of the Company or a parent or subsidiary of the Company).  ISOs may only be granted to employees.  In addition, the aggregate fair market value of Common Stock covered by ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000.  Any excess is treated as a NQSO.

Stock Appreciation Rights. A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying stock between the date of grant and the date of exercise.  SARs may be granted in tandem with, or independently of, options granted under the 2008 Plan.  A SAR granted in tandem with an option (i) is exercisable only at such times, and to the extent, that the related option is exercisable in accordance with the procedure for exercise of the related option; (ii) terminates upon termination or exercise of the related option (likewise, the option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related option; and (iv) if the related option is an ISO, may be exercised only when the value of the stock subject to the option exceeds the exercise price of the option.  A SAR that is not granted in tandem with an option is exercisable at such times as the Committee may specify.

Performance Shares or Performance Units.  Performance share or performance unit awards entitle the participant to receive cash or shares of stock upon attaining specified performance goals.  In the case of performance units, the right to acquire the units is denominated in cash values.

Restricted Stock.  A restricted stock award is a grant or sale of stock to the participant, subject to the Company’s right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if purchased at no cost) in the event that conditions specified by the Committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to the Company.    [Fix the font below to conform]

Other Equity-Based Awards. In addition to stock options and stock appreciation rights, the Board of Directors may also grant certain employees, consultants and directors shares of restricted stock, with terms and conditions as the Board of Directors may, pursuant to the terms of the 2008 Plan, establish. The 2008 Plan does not allow awards to be made under terms and conditions which would cause such awards to be treated as deferred compensation subject to the rules of Section 409A of the Code.

Change-in-Control Provisions. The 2008 Plan provides that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable.

Amendment and Termination. The Board of Directors may adopt, amend and rescind rules relating to the administration of the 2008 Plan, and amend, suspend or terminate the 2008 Plan, but no amendment will be made that adversely affects in a material manner any rights of the holder of any award without the holder’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the 2008 Plan so that remuneration attributable to stock options and other awards will not be subject to a deduction limitation contained in Section 162(m) of the Code.

Awards Issued under the 2008 Plan. The terms of each incentive award will be reflected in an incentive agreement between us and the grantee. As of the date of this Current Report, we have made grants or awards of 9,097,842 shares of common stock of which 6,254,314 were sales of restricted shares and 2,843,528 were grants of nonstatutory stock options.

RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES

From June through August 2008, we issued 2,092,500 shares of restricted common stock for cash proceeds of $4,185,000 in a private placement. The issuance of the Shares was exempt from registration under Regulation S and/or Regulation D and Section 4(2) of the Securities Act of 1933, as amended. In connection with the Offering, we engaged Falcon International Consulting Limited to act as placement agent. Falcon International received a fee of 10% of the gross proceeds of the Offering.

In August 2008, we granted and issued 83,700 shares of restricted common stock at $2.00 per share, to affiliates of Falcon International Consulting Limited for professional services rendered to the Company in connection with the private placement above. The value of these shares was recorded as offering costs.

In December 2008, we entered into certain subscription agreements (collectively, the "December Purchase Agreement") with certain investors (the "December 2008 Investors") for the sale of an aggregate of 8,224,600 shares of our common stock, par value $.001 per share, at a purchase price of $0.25 per share for gross proceeds of $2,056,150 (the "December 2008 Offering"). Pursuant to the terms of the December Purchase Agreement the December 2008 Investors are entitled to receive one share of common stock at no additional consideration for each four shares for which they subscribed, resulting in an effective purchase price of $0.20 per share.  This results in an additional 2,056,150 shares (collectively, the "Free Shares"), in the aggregate issued to the purchasers, at no additional consideration, resulting in an aggregate of 10,280,750 shares issued to the December 2008 Investors.   The Company issued these shares in March 2009.

The December Purchase Agreement sets forth certain rights and obligations of the parties, as well as customary representations and warranties by the Company and the Investors, including anti-dilution and preemptive rights. The issuance of the shares pursuant to the December 2008 Offering is exempt from registration under Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

In connection with the December 2008 Offering, the Company engaged Falcon Capital Limited to act as placement agent.  Falcon Capital secured Purchase Agreements for a total of 5,424,600 shares and received a fee of $135,615, or 10% of the gross proceeds for the portion of the December 2008 Offering attributable to them, as well as 542,460 restricted shares of the Company's common stock distributed to affiliates of Falcon Capital, which includes 406,845 shares to the Company’s director Mathijs van Houweninge.

The December 2008 Offering triggered anti-dilution rights of investors in its August 2008 private placement, in which the Company sold an aggregate of 2,092,500 shares for gross proceeds of $4,185,000, par value $.001 per share, at a purchase price of $2.00 per share (the "August 2008 Offering"). The December 2008 Offering entitled investors in the August 2008 Offering to receive an aggregate of approximately 690,016 shares pursuant to their contractual anti-dilution rights. At its meeting on January 28, 2009, the Board of Directors determined to reprice the per share amount paid in the August 2008 Offering to $0.40 per share, which was not contractually required, resulting in an aggregate additional issuance of 8,704,800 shares, which includes an additional 334,800 shares issued to affiliates of Falcon Capital, the placement agent in the August 2008 Offering. The board's decision to reprice the shares purchased in the August 2008 Offering was based on the $0.25 per share offering price of the December 2008 Offering and the quoted market price of the stock on or near the date of the resolution. Therefore, investors in the August 2008 Offering will receive four shares of restricted common stock of the Company for every one share purchased in the August 2008 Offering.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Pursuant to employment agreements with each of Michal Suder, Frank Marrocco and Dale Chatagnier, the Company has agreed to indemnify such person against all claims, losses and expenses sustained by him as a result of any action taken by him in good faith and furtherance of the Company’s business and within the scope of such person’s duties and authority, in connection with any and all claims by stockholders or third parties which are based on such actions.  The Company has agreed to indemnify and hold harmless Christopher Wilson, the Company’s former sole officer and directors, from and against all liability, demands, claims, actions, losses, interest, costs of defense and expenses (including reasonable attorney’s’ fees) which arise out of or in connection with Mr. Wilson’s services agreement and the performance of his duties thereunder, other than for acts or omissions that are the result of willful misconduct or gross negligence.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 8, 2008 the Company engaged Malone & Bailey, PC as its principal accountant and terminated STS Partners, LLP from that role. The change in accountants was approved by the Audit Committee of the Board of Directors of the Company and did not result from any dissatisfaction with the quality of professional services rendered by STS Partners, LLP.

In connection with the audit of the Company's financial statements for the fiscal years ended March 31, 2007 and March 31, 2008 and the subsequent interim period, (i) there were no disagreements with STS Partners, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to STS Partners, LLP’s satisfaction, would have caused STS Partners, LLP to make reference in connection with its opinion to the subject matter of the disagreement, and (ii) there were no "reportable events", as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The audit report of STS Partners, LLP on the financial statements of the Company as of and for the periods ended March 31, 2007 and March 31, 2008 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company's two most recent fiscal years and in the subsequent interim period prior to October 8, 2008, the Company did not consult with Malone & Bailey, PC regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's consolidated financial statements and no written or oral advice was provided by Malone & Bailey, PC that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

ITEM 5.06  Change in Shell Company Status.

The information included in Item 1.01 and 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.06.

ITEM 9.01  Financial Statements and Exhibits.

(a)
Audited Financial Statements of the Storage Facility in Westwego, LA assets acquired

The following financial statements of the Storage Facility in Westwego, LA for the period January 1, 2008 through December 22, 2008 and for the year ended December 31, 2007 are filed as Exhibit 99.2 to this Current Report on Form 8-K/A and incorporated herein by reference:

Report of Independent Auditors
Balance Sheets  as of December 22, 2008 and year ended December 31, 2007
Statements of Operations for the period January 1, 2008 through December 22, 2008 and the year ended December 31, 2007
Statements of Cash Flows for the period January 1, 2008 through December 22, 2008 and the year ended December 31, 2007
Statements of Net Parent Investment as of January 1, 2007, December 31, 2007 and December 22, 2008
Notes to Financial Statements

(b)
Unaudited Pro Forma Financial Information.

Unaudited Pro Forma Balance Sheet as of December 22, 2008
Unaudited Pro Forma Statements of Operations for the period January 1, 2008 through December 22, 2008, and Notes to Financial Statements for the period January 1, 2008 through December 22, 2008 and for the year ended December 31, 2007 appear beginning on page 16 of this Current Report on Form 8-K/A, in the section titled “Pro Forma Statements,” and are incorporated herein by reference:

(d)           Exhibits.

Exhibit No.	Description
10.1	JPM Term Note dated December 23, 2008 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed December 31, 2008).
10.2	JPM Credit Agreement dated December 23, 2008 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K fled December 31, 2008)
10.3	JPM Collateral Mortgage, Assignment of leases and rents and security agreement dated December 23, 2008 (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed December 31, 2008)
10.4	JPM Assignment of Deposit Account dated December 23, 2008 (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed December 31, 2008)
99.1
Press Release dated December 24, 2008, announcing the completion of the acquisition of the NuStar Westwego, LA terminal (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed December 31, 2008)

99.2	Audited Financial Statements of Westwego, LA Terminal for the period January 1, 2008 through December 22, 2008 and for the year ended December 31, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKWATER MIDSTREAM CORP. a Nevada corporation

Dated: April 21, 2009	By:	/s/ Donald St. Pierre
Donald St. Pierre
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	JPM Term Note dated December 23, 2008 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed December 31, 2008).
10.2	JPM Credit Agreement dated December 23, 2008 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K fled December 31, 2008)
10.3	JPM Collateral Mortgage, Assignment of leases and rents and security agreement dated December 23, 2008 (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed December 31, 2008)
10.4	JPM Assignment of Deposit Account dated December 23, 2008 (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed December 31, 2008)
99.1
Press Release dated December 24, 2008, announcing the completion of the acquisition of the NuStar Westwego, LA terminal (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed December 31, 2008)

99.2	Audited Financial Statements of Westwego, LA Terminal for the period January 1, 2008 through December 22, 2008 and for the year ended December 31, 2007